NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Geoffrey C. Stanford, SVP, Interim CFO & CAO
832-930-8066
IR@klx.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC. REPORTS FIRST QUARTER 2026 RESULTS

HOUSTON, TX - May 12, 2026 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Financial and Operational Highlights

•Revenue of $145 million
•Net loss of $(24) million and diluted loss per share of $(1.23)
•Adjusted EBITDA of $11.1 million
•Net loss margin of (17)%
•Adjusted EBITDA margin of 8%
•Total liquidity of $48 million, consisting of approximately $6 million of cash and cash equivalents, and approximately $42 million of available borrowing capacity under the March 2026 asset-based revolving credit facility (the “ABL Facility”) borrowing base certificate, inclusive of the undrawn first-in-last-out (“FILO”) capacity

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Loss, Adjusted Net Loss, Adjusted Diluted Loss per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt and their reconciliations to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliations are not available without unreasonable efforts.

Chris Baker, KLX President and Chief Executive Officer, stated, “First quarter revenue was $145 million, within our estimated revenue range albeit at the lower end primarily due to winter storm Fern and customer delays in the last two weeks of March that pushed over $5 million of revenue into the second quarter of 2026 across multiple districts.

“From a macro standpoint, we continue to operate in a highly volatile but constructive environment. By all accounts this is the largest energy shock in history,” continued Baker. “Commodity prices continue to be volatile and trade in a wide yet constructive band for activity due to the ongoing Middle East conflict and macro-economic news. We are discussing customer reactions and expected incremental activity in real time, particularly in the Permian and other oil-weighted basins.

“Looking forward, we continue to see good traction with our larger, blue-chip operators, who are increasingly demanding certified, higher-specification equipment — an area where KLX is well positioned. We are forecasting second quarter 2026 revenue of $162 to $172 million, with a midpoint of $167 million, 5% higher than the second quarter of 2025, and $22 million higher than the first quarter of 2026. We expect solid contributions from the Northeast/Mid-Con and a seasonal rebound in the Rockies, with Southwest gradually improving off of current levels as Permian activity stabilizes. In short, we expect revenue to increase in all three segments, as well as nearly every product service line, in the second quarter of 2026. The mix of Drilling vs. Completion vs. Production & Intervention services will still lean unfavorable on a historical basis but is trending back to normal. We expect Adjusted EBITDA margin to expand sequentially, driven by higher activity and better overhead absorption,” concluded Baker.

First Quarter 2026 Financial Results

Revenue for the first quarter of 2026 totaled $144.7 million, down 6% from last year's first quarter despite the average U.S. rig count being down approximately 12% over the same period. Adjusted EBITDA was approximately $11.1 million, with an Adjusted EBITDA margin of about 8%, broadly consistent with the mid-to-high single-digit first quarter margin range we have delivered in recent years. On a product line basis, drilling, completion, production and intervention services contributed approximately 20%, 54%, 16% and 10%, respectively, to revenue for the first quarter of 2026.

Net loss for the first quarter of 2026 was $(24.0) million, compared to the first quarter of 2025 net loss of $(27.9) million. Adjusted net loss for the first quarter of 2026 was $(23.0) million, compared to the first quarter of 2025 adjusted net loss of $(21.9) million. Adjusted EBITDA for the first quarter of 2026 was $11.1 million, compared to the first quarter of 2025 Adjusted EBITDA of $13.8 million. Adjusted EBITDA margin for the first quarter of 2026 was 7.7%, compared to the first quarter of 2025 Adjusted EBITDA margin of 9.0%.

First Quarter 2026 Segment Results

The Company reports revenue, operating (loss) income and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con. The Company reports operating activities not attributable to an individual geographic business segment through the Corporate and other segment. Segment results are reported after inter-segment eliminations. Due to annual seasonality affecting large portions of our operations, first quarter of 2026 results are reported compared to the first quarter of 2025.

•Rocky Mountains: Revenue, operating loss and Adjusted EBITDA for the Rocky Mountains segment was $38.6 million, $(3.8) million and $2.1 million, respectively, for the first quarter of 2026. First quarter revenue represents a (19.2)% decrease relative to the first quarter of 2025. In this segment, we have experienced lower activity in our product offerings. Relative to the first quarter of 2025, segment operating loss increased (1800)% and Adjusted EBITDA decreased (68.7)%, respectively. These comparative decreases were a function of the lower activity experienced in the first quarter of 2026 as compared to the first quarter of 2025.
•Southwest: Revenue, operating loss and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $53.6 million, $(3.4) million and $4.6 million, respectively, for the first quarter of 2026. First quarter revenue represents a (17.8)% decrease over the first quarter of 2025 largely due to the overall slowdown in activity that occurred in the Permian in the middle and second half of 2025. Segment operating income and Adjusted EBITDA decreased (213.3)% and (60.7)%, respectively, due to increased operating costs in this basin in the first quarter of 2026 as compared to the first quarter of 2025.
•Northeast/Mid-Con: Revenue, operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $52.5 million, $3.0 million and $10.9 million, respectively, for the first quarter of 2026. First quarter revenue represents a 28.0% increase over the first quarter of 2025 due to increased regional gas-focused activity. Segment operating income increased by 137.0% and segment Adjusted EBITDA increased 303.7%, largely due to the aforementioned increase in activity.
•Corporate and other: Operating loss and Adjusted EBITDA loss for the Corporate and other segment were $(7.9) million and $(6.5) million, respectively, for the first quarter of 2026. Segment operating loss improved by 36.3% and Adjusted EBITDA loss improved by 11.0% as compared to the first quarter of 2025.

The following is a tabular summary of revenue, operating (loss) income and Adjusted EBITDA (loss) for the first quarter ended March 31, 2026, the fourth quarter ended December 31, 2025 and the first quarter ended March 31, 2025 ($ in millions).

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Revenue:
Rocky Mountains	$38.6	$46.3	$47.8
Southwest	53.6	50.9	65.2
Northeast/Mid-Con	52.5	59.6	41.0
Total revenue	$144.7	$156.8	$154.0

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Operating (loss) income:
Rocky Mountains	$(3.8)	$0.8	$(0.2)
Southwest	(3.4)	(1.6)	3.0
Northeast/Mid-Con	3.0	6.5	(8.1)
Corporate and other	(7.9)	(7.9)	(12.4)
Total operating loss	$(12.1)	$(2.2)	$(17.7)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Adjusted EBITDA (loss)
Rocky Mountains	$2.1	$6.9	$6.7
Southwest	4.6	6.8	11.7
Northeast/Mid-Con	10.9	15.1	2.7
Segment total	17.6	28.8	21.1
Corporate and other	(6.5)	(6.3)	(7.3)
Total Adjusted EBITDA(1)	$11.1	$22.5	$13.8
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

As of March 31, 2026, cash and cash equivalents totaled $5.6 million and the Company had availability of $36.3 million on the March 2026 ABL Facility borrowing base certificate and $5.8 million of availability on an undrawn FILO facility, resulting in a total liquidity position of $47.7 million.

Net Working Capital as of March 31, 2026 was $54.4 million, a 10% increase from December 31, 2025 driven by an 11% increase in days sales outstanding and a 6% decrease in accrued liabilities, including two extra payrolls being paid in the first quarter of 2026, compared to the fourth quarter of 2025. We expect to build cash and liquidity as we navigate the remainder of the year.

Other Financial Information

Capital expenditures were $8.7 million during the first quarter of 2026, a decrease of $(0.7) million or (7)% compared to capital expenditures of $9.4 million in the fourth quarter of 2025. Capital expenditures net of asset sales were $5.3 million during the first quarter of 2026, an increase of $1.5 million or 39% compared to capital expenditures net of asset sales of $3.8 in the fourth quarter of 2025. Capital spending during the first quarter was driven primarily by maintenance capital expenditures across our segments.

Conference Call Information

KLX will conduct its first quarter 2026 conference call, which can be accessed via dial-in or webcast, on Wednesday, May 13, 2026 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) by dialing 1-201-389-0867 and asking for the KLX conference call at least 10 minutes prior to the start time, or by logging onto the webcast at https://investor.klx.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through May 27, 2026, and may be accessed by dialing 1-201-612-7415 and using passcode 13759558#. Also, an archive of the webcast will be available shortly after the call at https://investor.klx.com/events-and-presentations/events for 90 days. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,”

“intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; inflation; changes in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; the ongoing conflict and tensions in the Middle East, including the conflict with Iran; supply chain issues; general economic, financial and political conditions, including market volatility and the impact of the imposition of increased, new and retaliatory tariffs; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Revenues	$144.7	$156.8	$154.0
Costs and expenses:
Cost of sales	119.1	121.5	123.8
Depreciation and amortization	21.9	23.7	24.7
Selling, general and administrative	15.4	13.3	21.6
Research and development costs	0.4	0.5	0.4
Operating loss	(12.1)	(2.2)	(16.5)
Non-operating expense:
Interest income	(0.0)	(0.0)	(0.3)
Interest expense	11.7	12.6	10.3
Loss on debt extinguishment	—	—	1.2
Net loss before income tax	(23.8)	(14.8)	(27.7)
Income tax expense	0.2	0.2	0.2
Net loss	$(24.0)	$(15.0)	$(27.9)

Net loss per common share:
Basic	$(1.23)	$(0.78)	$(1.62)
Diluted	$(1.23)	$(0.78)	$(1.62)

Weighted average common shares:
Basic	19.5	19.2	17.2
Diluted	19.5	19.2	17.2

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5.6	$5.7
Accounts receivable–trade, net of allowance for credit losses of $1.5 and $1.7	107.3	102.7
Inventories, net	31.9	30.7
Prepaid expenses and other current assets	9.3	10.8
Total current assets	154.1	149.9
Property and equipment, net(1)	149.0	161.1
Operating lease assets	21.6	22.3
Intangible assets, net	1.0	1.1
Other assets	5.8	5.9
Total assets	$331.5	$340.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69.7	$68.7
Accrued interest	0.4	0.4
Accrued liabilities	24.4	26.0
Current portion of long-term debt	4.5	4.4
Current portion of operating lease liabilities	7.4	7.1
Current portion of finance lease liabilities	16.6	19.6
Total current liabilities	123.0	126.2
Long-term debt	271.3	253.9
Long-term operating lease liabilities	14.7	15.9
Long-term finance lease liabilities	17.8	17.4
Other non-current liabilities	0.8	1.1
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity:
Common stock, $0.01 par value; 110.0 authorized; 20.5 and 18.9 issued	0.2	0.2
Additional paid-in capital	573.6	571.3
Treasury stock, at cost, 0.6 shares and 0.5 shares	(6.4)	(6.2)
Accumulated deficit	(663.5)	(639.5)
Total stockholders’ deficit	(96.1)	(74.2)
Total liabilities and stockholders’ deficit	$331.5	$340.3

(1) Includes right-of-use assets - finance leases.

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss, Adjusted Diluted Loss per share, Unlevered and Levered Free Cash Flow, Net Working Capital and Net Debt measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions, and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA margin is not a measure of net earnings or cash flows as determined by GAAP. Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. We believe Adjusted EBITDA margin is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, as a percentage of revenues.

We define Adjusted Operating Income (Loss) as operating income (loss) adjusted for (i) long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions, and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Operating Income (Loss) is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Net Loss as consolidated net loss adjusted for (i) long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions, and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Net Loss is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Diluted Loss per share as the quotient of Adjusted Net Loss and diluted weighted average common shares. We believe that Adjusted Diluted Loss per share provides useful information to investors because it allows us to exclude non-recurring items in evaluating our operating performance on a diluted per share basis.

We define Unlevered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment and other proceeds plus cash interest expense. We define Levered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment and other proceeds. Our management uses Unlevered and Levered Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that each of Unlevered and Levered Free Cash Flow provide useful information to investors because it is an important indicator of the Company’s liquidity, including our ability to reduce Net Debt and make strategic investments.

Net Working Capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest, current portion of long-term debt, operating lease obligations and finance lease obligations. We believe that Net Working Capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define Net Debt as total debt less cash and cash equivalents. We believe that Net Debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

The following tables present a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA*
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Consolidated net loss	$(24.0)	$(15.0)	$(27.9)
Income tax expense	0.2	0.2	0.2
Interest expense, net	11.7	12.6	10.0
Loss on debt extinguishment	—	—	1.2
Operating loss	(12.1)	(2.2)	(16.5)
One-time net costs (1)	1.0	0.5	6.0
Adjusted operating loss	(11.1)	(1.7)	(11.7)
Depreciation and amortization	21.9	23.7	24.7
Non-cash compensation	0.3	0.5	0.8
Adjusted EBITDA	$11.1	$22.5	$13.8
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the first quarter of 2026 relate mainly to legal costs, facility costs and other.

KLX Energy Services Holdings, Inc.
Consolidated Net Loss Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Consolidated net loss	$(24.0)	$(15.0)	$(27.9)
Revenue	144.7	156.8	154.0
Consolidated net loss margin percentage	(16.6)%	(9.6)%	(18.1)%

(1) Consolidated net loss margin is defined as the quotient of consolidated net loss and total revenue.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Adjusted EBITDA	$11.1	$22.5	$13.8
Revenue	144.7	156.8	154.0
Adjusted EBITDA Margin Percentage	7.7%	14.3%	9.0%

(1) Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is net (loss) income excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Rocky Mountains Operating (Loss) Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Rocky Mountains operating (loss) income	$(3.8)	$0.8	$(0.2)
One-time costs (1)	—	—	—
Adjusted operating (loss) income	(3.8)	0.8	(0.2)
Depreciation and amortization expense	5.9	6.1	6.8
Non-cash compensation	0.0	0.0	0.1
Rocky Mountains Adjusted EBITDA	$2.1	$6.9	$6.7

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Southwest Operating (Loss) Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Southwest operating (loss) income	$(3.4)	$(1.6)	$3.0
One-time costs (1)	0.1	0.2	0.3
Adjusted operating (loss) income	(3.3)	(1.4)	3.3
Depreciation and amortization expense	7.9	8.2	8.3
Non-cash compensation	0.0	0.0	0.1
Southwest Adjusted EBITDA	$4.6	$6.8	$11.7
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Northeast/Mid-Con Operating Income (Loss) to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Northeast/Mid-Con operating income (loss)	$3.0	$6.5	$(8.1)
One-time costs (1)	—	0.1	1.8
Adjusted operating income (loss)	3.0	6.6	(6.3)
Depreciation and amortization expense	7.9	8.5	9.0
Non-cash compensation	0.0	0.0	0.0
Northeast/Mid-Con Adjusted EBITDA	$10.9	$15.1	$2.7
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Reconciliation of Corporate and Other Operating Loss to Adjusted EBITDA Loss
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Corporate and other operating loss	$(7.9)	$(7.9)	$(12.4)
One-time costs (1)	0.9	0.2	3.9
Adjusted operating loss	(7.0)	(7.7)	(8.5)
Depreciation and amortization expense	0.2	0.9	0.6
Non-cash compensation	0.3	0.5	0.6
Corporate and other Adjusted EBITDA loss	$(6.5)	$(6.3)	$(7.3)
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

KLX Energy Services Holdings, Inc.
Segment Operating (Loss) Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Rocky Mountains
Operating (loss) income	$(3.8)	$0.8	$(0.2)
Revenue	38.6	46.3	47.8
Segment operating (loss) income margin percentage	(9.8)%	1.7%	(0.4)%
Southwest
Operating income (loss)	(3.4)	(1.6)	3.0
Revenue	53.6	50.9	65.2
Segment operating income (loss) margin percentage	(6.3)%	(3.1)%	4.6%
Northeast/Mid-Con
Operating (loss) income	3.0	6.5	(8.1)
Revenue	52.5	59.6	41.0
Segment operating (loss) income margin percentage	5.7%	10.9%	(19.8)%
(1) Segment operating (loss) income margin is defined as the quotient of segment operating (loss) income and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Rocky Mountains
Adjusted EBITDA	$2.1	$6.9	$6.7
Revenue	38.6	46.3	47.8
Adjusted EBITDA Margin Percentage	5.4%	14.9%	14.0%
Southwest
Adjusted EBITDA	4.6	6.8	11.7
Revenue	53.6	50.9	65.2
Adjusted EBITDA Margin Percentage	8.6%	13.4%	17.9%
Northeast/Mid-Con
Adjusted EBITDA	10.9	15.1	2.7
Revenue	52.5	59.6	41.0
Adjusted EBITDA Margin Percentage	20.8%	25.3%	6.6%
(1) Segment Adjusted EBITDA margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating (loss) income excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted Net Loss and
Adjusted Diluted Loss per Share
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Consolidated net loss	$(24.0)	$(15.0)	$(27.9)
One-time costs(1)	1.0	0.5	6.0
Adjusted Net Loss	$(23.0)	$(14.5)	$(21.9)
Diluted weighted average common shares	19.5	19.2	17.2
Adjusted Diluted Loss per share(2)	$(1.18)	$(0.76)	$(1.27)
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the first quarter of 2026 relate mainly to legal costs, facility costs and other.
(2) Adjusted Diluted Loss per share is defined as the quotient of Adjusted Net Loss and diluted weighted average common shares.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by (Used in) Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net cash flow provided by (used in) operating activities	$0.3	$12.5	$(37.6)
Capital expenditures	(8.7)	(9.4)	(15.0)
Proceeds from sale of property and equipment	3.4	5.6	4.8
Levered Free Cash Flow	(5.0)	8.7	(47.8)
Add: Cash interest expense, net	3.6	6.7	9.4
Unlevered Free Cash Flow	$(1.4)	$15.4	$(38.4)

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	March 31, 2026	December 31, 2025
Current assets	$154.1	$149.9
Less: Cash and cash equivalents	5.6	5.7
Net current assets	148.5	144.2
Current liabilities	123.0	126.2
Less: Current portion of long-term debt	4.5	4.4
Less: Accrued interest	0.4	0.4
Less: Operating lease obligations	7.4	7.1
Less: Finance lease obligations	16.6	19.6
Net current liabilities	94.1	94.7
Net Working Capital	$54.4	$49.5

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of
	March 31, 2026	December 31, 2025
Total Debt	$275.8	$258.3
Cash and cash equivalents	5.6	5.7
Net Debt	$270.2	$252.6
(1) Net Debt is defined as total debt less cash and cash equivalents.